Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Waddell & Reed Financial, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-65827) on Form S-8 of Waddell & Reed Financial, Inc. of our reports, dated February 28, 2006, with respect to the consolidated balance sheets of Waddell & Reed Financial, Inc. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting  as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Waddell & Reed Financial, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/   KPMG LLP

Kansas City, Missouri
July 25, 2006